Exhibit 10.2

16 SOUTH PENNSYLVANIA AVENUE ● P. O. BOX 754 ● OKLAHOMA CITY, OK 73101 ● PHONE (405) 235-4546 ● FAX (405) 236-1209

October 26, 2017

By Electronic Mail

Mr. William F. Murdy

Dear Bill:

This letter agreement (this “Agreement”) confirms our mutual understanding regarding your retirement from the board of directors (the “Board”) of LSB Industries, Inc. (the “Company”) effective as of October [26], 2017 (the “Retirement Date”). The Company wishes to acknowledge your role as a member of the Board and thank you for your significant contribution to the Company.

1.    Retirement Benefits. In consideration for and subject to your continued compliance with the general release set forth in Section 2 below, you shall, effective as of applicable dates set forth below, be entitled to receive the following payments and benefits from the Company (the “Retirement Benefits”):

a.    Within thirty (30) business days following your execution and delivery to the Company of this Agreement, including the general release set forth in Section 2 below,

i.	a lump sum cash payment equal to $51,250, less any withholding required under applicable law;

ii.	subject to approval by the Board, a fully vested grant of shares of the Company’s common stock with a grant date fair market value equal to $31,250; provided, however, that if the Retirement Date occurs during a “blackout period,” the grant shall occur no later than the tenth day of the first “open window” trading date following the Retirement Date; and

iii.	full vesting of any outstanding and unvested equity awards granted to you prior to the Retirement Date and set forth on Schedule A hereto.

b.    On January 15, 2018, subject to approval by the Board, a fully vested grant of shares of the Company’s common stock with a grant date fair market value equal to $82,500.

2.    Release. In consideration of the Retirement Benefits described in Section 1 above, you for yourself, your affiliates, spouse, agents, heirs, assigns and any other person or entity claiming to claim through you, hereby, knowingly, voluntarily, unconditionally and irrevocably release and discharge, and promise not to file a lawsuit to assert any such claims against, the Company, its successors, predecessors, parents, affiliates and subsidiaries and each of the foregoing entities’ respective affiliates, predecessors, successors, directors, officers, partners, trustees, fiduciaries managers, members, employees, agents, representatives and benefit plans (each, a “Company Released Party” and collectively, the “Company Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, whether written or oral, known or unknown, suspected or unsuspected, asserted or unasserted, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, whether contractual, statutory or otherwise, and under any known or unknown duties, either fiduciary or otherwise that you have now, have had or at any time hereafter may have against any of the Company Released Parties by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, (collectively, the “Director Released Claims”); provided, however, that the foregoing release shall not waive or release claims (i) for any expenses that have accrued at or prior to the Retirement Date and have not been paid to you in full as of such date, (ii) for the Retirement Benefits, or (iii) relating to any rights of indemnification and/or defense under the Company’s certificate of incorporation, bylaws or coverage under officers and directors insurance. You shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Director Released Claim against any of the Company Released Parties.

It is specifically agreed, however, that this general release does not have any effect on any rights or claims you may have against the Company Released Parties which arise after the date you execute this Agreement.

By signing below, you acknowledge and agree that you have carefully reviewed and fully understand all the provisions of this Agreement and the general release and that you have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in this Agreement.

You understand that your receipt and retention of the Retirement Benefits described in Section 1 above is contingent on your execution of this Agreement, including the general release. You acknowledge that the Company gave you seven (7) days to consider whether you wish to accept or reject the Retirement Benefits in exchange for the general release.

3.    Review by Counsel. You represent and agree that you fully understand your right to discuss all aspects of this Agreement with your private attorney, that to the extent, if any, that you desire, you have availed yourself of this right, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily and knowingly entering into this Agreement.

4.    No Offset. The parties agree that any payments and obligations to be made or performed by the Company under this Agreement shall not be subject to setoff, counterclaims, recoupment, defense or any other right which the Company may have against you for any reason whatsoever.

5.    Section 409A. To the greatest extent possible, the amounts payable pursuant to the terms of this Agreement are intended to be and will be treated as exempt from Section 409A of the Internal Revenue Code of 1986, as amended.

6.    Severability. All provisions of this Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement. Should any part of this Agreement be held unenforceable, the unenforceable portion or portions shall be removed (and no more), and the remaining portions of this Agreement shall be enforced as fully as possible (removing the minimum amount possible).

7.    Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signature to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

8.    Governing Law and Entire Agreement. This Agreement shall be governed by the laws of the State of Oklahoma. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended except in writing signed by all the parties to this Agreement.

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Should you have any questions regarding the foregoing, please contact me at (405) 510-3596 or at mfoster@lsbindustries.com.

Sincerely,

LSB INDUSTRIES, INC.

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Senior Vice President, General Counsel & Secretary

AGREED AND ACCEPTED

as of this 26th day of October 2017:

/s/ William F. Murdy
William F. Murdy

Schedule A

Schedule of Outstanding Unvested Equity Awards

Restricted Stock Units	Date
10,941	10/26/2017